Exhibit 99.1

News Release – December 4, 2008

F&M Trust to participate in TAG

(Chambersburg) F&M Trust Company announced that it has elected to participate in the Federal Deposit Insurance Corporation’s (FDIC) Transaction Account Guarantee (TAG) Program which provides a full guarantee on all non-interest bearing transaction (checking) accounts held by any depositor, regardless of dollar amount, through December 31, 2009.

“The FDIC’s effort to increase insurance coverage for non-interest-bearing transaction accounts, as well as IOLTA (Interest on Lawyer Trust Accounts) and certain NOW accounts, is very positive,” said William E. Snell, Jr., President and CEO. “By participating in this program, we believe we are doing our part to boost consumer and business confidence, provide a safe haven for customers to place their money during these volatile times, and encourage customers to save for their future.”

Franklin Financial Services Corporation, holding company of F&M Trust, did not participate in the U.S. Treasury Department’s Troubled Asset Relief Program (TARP) Capital Purchase Program.

Snell stated, “The bank did not apply to participate in the current TARP Capital Purchase Program. Our company’s strong capital position, asset quality and earnings allow us to effectively execute on our strategic objectives, and continue to originate and invest in loans to creditworthy borrowers in our marketplace.”

Under the TARP Capital Purchase Program, the Treasury Department has allocated up to $250 billion to purchase senior preferred shares of FDIC-insured-depository institutions, U.S. bank holding companies, financial holding companies, and certain savings and loan holding companies to increase the flow of financing to U.S. businesses and consumers and to support the economy. Participation in the capital purchase program is entirely voluntary.

Mr. Snell commented further, “F&M Trust will continue to meet the financial needs of our customers as we have for over 100 years and we look forward to forging new lending and deposit relationships. There are restrictions and costs associated with participation in the TARP program. Our management team concluded that TARP participation would not be beneficial to our customers, shareholders or communities as it would restrict dividend increases and share repurchases as well as dilute ownership, earnings per share, and return on equity.”

F&M Trust was awarded the “Blue Ribbon Bank® Commendation for Excellence” by VERIBANC, an independent bank rating firm, for the period ending June 30, 2008. The Blue Ribbon Bank® designation is the country’s oldest formal recognition of banks and is accorded to those institutions that demonstrate exceptional attention to safety, soundness and financial strength.

Franklin Financial is the bank holding company for F&M Trust, a locally-owned and operated community bank with twenty-five community offices throughout Franklin, Cumberland, Fulton and Huntingdon Counties in Boiling Springs, Carlisle, Chambersburg, Greencastle, Hustontown, Marion, McConnellsburg, Mont Alto, Newville, Orbisonia, Shippensburg, Warfordsburg and Waynesboro. Franklin Financial stock is traded on the over- the-counter market under the symbol FRAF.